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                                                                      EXHIBIT 12



                               BEC GROUP, INC.

              Computation of Ratio of Earnings to Fixed Charges


                                                                                                       Nine months ended
                                                            Year ended December 31,                      September  30,
                                                   1991       1992         1993          1994      1995        1995       1996
                                                   ----       ----         ----          ----      ----        ----       ----
Income (loss) from
  continuing operations before
  income taxes...........................           91       (2,070)      (1,136)        707      (2,711)      (1,038)     6,655
Adjustment for undistributed equity
  income (loss)..........................            0            0            0        (500)        525            0        825
                                              --------     --------     --------     -------    --------      -------    -------
   Adjusted Income (loss) from continuing
     operations before income taxes......           91       (2,070)      (1,136)      1,207      (3,236)      (1,038)     5,830
                                              --------     --------     --------     -------    --------      -------    -------

Fixed charges:
Interest expense.........................          540          719        1,274       4,725      10,931        8,353      5,802
Interest inherent in
  rent expense...........................            0            0            0       1,452         131          116         50
                                              --------     --------     --------     -------    --------      -------    -------
                                                   540          719        1,274       6,177      11,062        8,469      5,852
                                              --------     --------     --------     -------    --------      -------    -------


Adjusted Income (loss) from continuing
  operations before income taxes
  and fixed charges.....................           631       (1,351)         138       7,384       7,826        7,431     11,682
                                              ========     ========     ========     =======    ========      =======    =======


Ratio of earnings to
  fixed charges.........................           1.2           -- (A)      0.11(B)    1.20        0.71 (B)     0.88 (B)   2.00
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(A)     As a result of the loss incurred during the period, the Company was unable to fully cover the indicated fixed charges.

(B)     Earnings were inadequate to cover fixed charges for the years ended
        December 31, 1993 and 1995 and for the nine months ended September 30, 1995 by $1,138, $3,236 and $1,038, respectively.